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CNS RESPONSE, INC.

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Leonard J. Brandt

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MAX A. SCHNEIDER, M.D., INC.
3311 E. Kirkwood Avenue
Orange, California 92869-5211

TELEPHONE 714 / 639-0062
FAX 714 / 639-0987

EDUCATION DIVISION	CERTIFIED BY EXAMINATION
INTERNAL MEDICINE	BY THE AMERICAN SOCIETY
ADDICTION MEDICINE	OF ADDICTION MEDICINE
DIPLOMATE, AMERICAN BOARD
OF ADDICTION MEDICINE
August 31, 2009
Dear shareholders of CNS Response,
I have had the privilege of knowing CNS Response and specifically Dr. Hamlin Emory and Mr. Len Brandt for several years. My role on the Scientific Advisory Board has largely focused in the field of Addiction Medicine. For those that don’t know me, I have probably appeared in more training tapes in this field than anyone else. I am also proud to have headed the American Society of Addiction Medicine (ASAM) and the National Council on Alcoholism and Drug Dependence during times when we accomplished the mission of recognition of addiction as a medical disorder and training in addiction medical management becoming part of medical school and physician education.
For CNSR, I have lent my name, reputation and insights because of the integrity that this company has had. I have sat with patients being assisted by rEEG. I have given several talks with Len and alone to audiences and have personally introduced Len and CNS Response to highly respected treatment centers who now provide some of the testimony as to the utility of rEEG. I have been proud of my association because Len and the company have managed these introductions with respect and honesty. And they were successful. I know the challenge that CNSR faces in influencing the psychiatric and addiction communities that are often quite biased against the use of new techniques and medications. I have counseled Len and am gratified that CNS Response has understood that the slightest misstep in integrity of communication might make will be magnified and spread throughout this community like wild fire. I am also a frequent expert witness in legal matters and I understand from this perspective as well how important it is that CNS Response manage its research and patient and medical communications.
I have not met George Carpenter and really have little comment to make about his efforts these past two years. I have read the recent materials coming to shareholders, however. Here, I am more than disappointed. The presumption of ignorance of the reader and obvious marketing hype and exaggeration are precisely the kinds of mistakes that could keep rEEG from being accepted, particularly as psychiatry is under particularly close scrutiny now. So, in my opinion this has to change.
On a personal side, I understand that Dr. William Bunney, Senior Associate Dean of Research, School of Medicine, UCI, is being nominated as a Board Director. I introduced Dr. Bunney to Len. Along with Len, I can personally endorse this nomination having worked with Dr. Bunney for many years. His leadership in particular will add critical insight to the state of psychiatry and also help keep the company understanding that accuracy is fundamental in medical communications. For these reasons I am pleased to be supportive of the new Directors being recommended by Len.
Sincerely,

Max A. Schneider, M.D., FASAM, D-ABAM
MAS/crw

Clinical Professor	Fellow,	Director of Education
UNIVERSITY OF CALIFORNIA	AMERICAN SOCIETY OF	Positive Action Center
IRVINE COLLEGE OF MEDICINE	ADDICTION MEDICINE (ASAM)	CHAPMAN MEDICAL CENTER
ORANGE, CA